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                                                                    EXHIBIT 4(o)

                                                                [EXECUTION COPY]

                             CONSENT AND AGREEMENT

     CONSENT AND AGREEMENT dated as of December 20, 1996, by the undersigned banks with respect to the Credit Agreement dated as of February 9, 1993 (as modified and supplemented and in effect on the date hereof, the "Credit Agreement") among FIRST MISSISSIPPI CORPORATION, a corporation duly organized and validly existing under the laws of the State of Mississippi (the "Company"); each of said banks (individually, a "Bank" and, collectively, the "Banks"); and THE CHASE MANHATTAN BANK, a New York State banking corporation and successor by merger to The Chase Manhattan Bank, N.A., as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

     Pursuant to Section 6.11 of an Agreement and Plan of Merger and Reorganization dated as of August 27, 1996 by and among Mississippi Chemical Corporation, Miss Sub, Inc. and the Company (the "Reorganization Agreement"), the Company proposes to contribute to ChemFirst Inc., a Mississippi corporation (the "New Company"), all of its assets (other than those relating to the Retained Business under and as defined in the Reorganization Agreement). Pursuant to an Amendment No. 2 dated as of December 6, 1996 ("Amendment No. 2"), the Banks have consented to such contribution (and to the assignment by the Company to the New Company of all of the rights of the Company, and the assumption by the New Company of all of the obligations of the Company, under the Credit Agreement). Terms defined in Amendment No. 2 (including terms to be inserted into the Credit Agreement upon the effectiveness of the amendments contemplated by Section 3 of Amendment No. 2) are used herein as defined therein.

     In connection with the consummation of the transactions contemplated by the Reorganization Agreement, the Company and certain of its Subsidiaries will incur Indebtedness (and Guarantees of Indebtedness) to a group of banks led by Harris Trust on the date of the Spin-Off (the "Spin-Off Date") which Indebtedness (and such Guarantees) will be outstanding during the Spin-Off Date through the time of the Spin-Off (which is scheduled to occur at 11:59 p.m. on the Spin-Off
Date). At the request of the Company, the Majority Banks hereby consent to the incurrence of such Indebtedness (and such Guarantees) anything in Section 8.07 or 8.12 of the Credit Agreement to the contrary notwithstanding, and consent to the prepayment of the 9.42% Senior Notes due June 15, 2002 of the Company from the proceeds of such Indebtedness. Notwithstanding the foregoing, (i) it shall constitute an Event of Default in the event that the conditions precedent to the effectiveness of the amendments contemplated by Section 3 of Amendment No. 2 are not satisfied by 11:59 p.m. on the Spin-Off Date and (ii) the Company shall not be permitted to borrow, or request issuance of additional Letters of Credit, under the Credit Agreement during the period commencing on the date hereof until such conditions precedent shall have been satisfied on the Spin-Off Date.

     Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Consent and Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Consent and Agreement by signing any such counterpart. This Consent and Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Consent and
Agreement to be duly executed and delivered as of the day and year first above written.

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
                                FIRST MISSISSIPPI CORPORATION
                                By /s/ R. M. SUMMERFORD
                                   -----------------------------------------
                                   Title: Vice President

THE CHASE MANHATTAN BANK, successor by merger to The        BANK OF AMERICA ILLINOIS (as successor in interest to
Chase Manhattan Bank, N.A., individually and as Agent       Continental Bank, N.A.)

By /s/ SCOTT S. WARD                                        By /s/ DEIRDRE B. DOYLE
 ----------------------------------------------------        -----------------------------------------------------
  Title: Vice President                                       Title: Vice President

DEPOSIT GUARANTY NATIONAL BANK

By /s/ ANTHONY THOMAS
 ----------------------------------------------------
  Title: Senior Vice President
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